UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8‑K
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Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 31, 2013
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DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On July 31, 2013, Digirad Corporation (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Novadaq Technologies, Inc. (“Novadaq”) and, in connection with the Purchase Agreement, consummated the sale to Novadaq of assets specifically related to its surgical lymphoscintigraphy gamma camera system (or its “Trapper” technology system), including all provisional applications specifically related to the “Trapper” technology system.
Pursuant to the Purchase Agreement, as consideration for such sale by the Company to Novadaq: (a) Novadaq paid the Company $2,000,000 in cash at the closing, (b) Novadaq will be obligated to pay $500,000 to the Company if Novadaq receives 510(k) clearance from the United States Food and Drug Administration for a “Trapper” surgical product, (c) Novadaq will be obligated to pay $500,000 to the Company if Novadaq's cumulative net revenue for “Trapper” surgical products equals or exceeds $750,000, and (d) Novadaq will be obligated to make certain royalty payments on sales of stand-alone "Trapper" surgical products for a period of five years from the date of the first commercial sale of a “Trapper” surgical product.
The Purchase Agreement also includes customary representations, warranties, covenants and indemnification obligations of the parties, including a non-competition agreement agreed to by the Company in the Purchase Agreement.
The Company expects to file the Purchase Agreement as an exhibit to its quarterly report on Form 10-Q for the period ending September 30, 2013 and intends to seek confidential treatment for certain terms and provisions of the Purchase Agreement. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement when filed.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

99.1	Press Release of Digirad Corporation, August 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Dated:    August 1, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Digirad Corporation, August 1, 2013.